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                               RETAINER AGREEMENT

     This Agreement made and entered into as of the first day of March 1997 between ACME METALS INCORPORATED, a Delaware corporation ("Acme") and BRIAN W.
H. MARSDEN ("Mr. Marsden").
                                    RECITALS

     WHEREAS, Mr. Marsden has been employed by Acme for many years in senior executive positions, including a member and Chairman of the Board of Directors and Chief Executive Officer, during which time he has acquired valuable experience and knowledge regarding Acme's businesses; and

     WHEREAS, Mr. Marsden has elected to retire from active employment with Acme as of the last day of February 1997; and

     WHEREAS, Acme wishes to continue to have available to it Mr. Marsden's experience and knowledge in the capacity of a non-employee Chairman of the Board of Directors of Acme and Mr. Marsden is willing to provide such services to Acme upon the terms and conditions hereinafter set forth.

     NOW THEREFORE, in consideration of the mutual agreements and covenants hereinafter contained, the parties agree as follows:

     1. MEMBER AND CHAIRMAN OF THE BOARD OF DIRECTORS

     Mr. Marsden's current term as a member of Acme's Board of Directors expires at the 1998 Annual Meeting of Shareholders (April 1998), Mr. Marsden agrees to continue to serve as a non-employee member and as the elected Chairman of Acme's Board of Directors for the balance of his


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current term, performing such duties and responsibilities as are related to such positions and perform such other tasks as, from time to time, may be reasonably directed by the President and Chief Executive Officer or by the Board of Directors of Acme.

     2.     COMPENSATION

                 a. MEMBER AND CHAIRMAN OF THE BOARD OF DIRECTORS.  Mr.
            Marsden, so long as he continues to serve his current or any subsequent term of office as a member of Acme's Board of Directors to which he is elected, Acme shall pay Mr. Marsden a retainer of One Hundred Thousand and no/100 Dollars ($100,000.00), payable in quarterly installments of Twenty-Five Thousand and no/100 Dollars ($25,000.00). In addition to this retainer, Mr. Marsden shall be paid those fees paid to non-employee directors for attendance at meetings, including those payable as a member or chairman of any committee thereof; and, he shall be entitled to such benefits and reimbursements as may be payable to non-employee directors of Acme.

                 b. EXPENSES.     Acme shall reimburse Mr. Marsden for all
            direct expenses incurred in the performance of services hereunder in accordance with Acme's expense reimbursement policies and practices.

                 c. PRORATION.     In the event services shall be rendered for
            less than a full calendar quarter, then the quarterly installment shall be prorated.

                 d. SERVICES.     In addition to the compensation and fees
            payable hereunder, Acme shall provide Mr. Marsden with the following services and benefits at Acme's expense:


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                i. the use of an office at Acme's business offices located at
                13500 South Perry Avenue, Riverdale, Illinois 60627, including secretarial, telephone, fax and similar business office services;

                ii. continued participation in Acme's   Automobile
                Reimbursement Program comparable to the level of participation of a full-time executive officer of Acme;

                iii. payment or reimbursement of Mr. Marsden's dues at the Midlothian Country Club;

                iv. payment or reimbursement of the fees of Mr. Marsden's tax preparer for preparing and filing his federal, state and local income tax returns consistent with Acme's program for executive officers; and

                v. participation in Acme's Key Person   Physical Examination
                Program.

         e. ADDITIONAL TAXES. To the extent, in respect of any calendar year receipt by Mr. Marsden of the services and benefits described in Section 3.d. above which shall result in additional taxable income to him for federal income tax purposes, Acme shall pay to him promptly after determination thereof an amount equal in cash to such additional taxable income multiplied by Mr. Marsden's marginal federal income tax rate for such year.

   3.    TERM.

   This Agreement shall commence as of the first day of March 1997 and shall terminate on the day of Acme's 1998 Annual Meeting of Shareholders (e.g., on or about April 30, 1998), subject to its earlier termination as follows:


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        a. In the event of Mr. Marsden's death, this Agreement shall terminate as of the end of the calendar quarter in which his death shall occur.

        b. In the event Mr. Marsden shall suffer any physical or mental disability which, in Acme's sole discretion, prevents the satisfactory performance of the services to be rendered hereunder by Mr. Marsden for a continuous period of three months, Acme may terminate this Agreement upon written notice to Mr. Marsden at any time during the continuance of such disability.

        c. Thirty days after Acme's receipt of written notice from Mr. Marsden of his election to terminate this Agreement.

     4. NON-COMPETITION.

     During the term of this Agreement and continuing for a period of two (2) years after the termination of this Agreement Mr. Marsden shall review with and obtain the consent of Acme's Chief Executive Officer prior to rendering consulting services to a competitor of Acme or engaging in competition, directly or indirectly, with Acme. Mr. Marsden shall not during the term of this Agreement and thereafter disclose to any person (except as shall be authorized by Acme) any confidential business or proprietary information or trade secrets of Acme obtained by him during and in connection with his prior service with Acme or during the term of this Agreement.

     5. INDEPENDENT CONTRACTOR.

     It is expressly understood and acknowledged by the parties hereto that Mr. Marsden is an independent contractor and has entered into this Agreement as a principal, not as an agent or employee of Acme. As an independent contractor, it shall be Mr. Marsden's responsibility to report and pay any and all federal, state and local taxes or assessments of any kind whatsoever imposed by


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law or which may be required in connection with the performance of consulting services pursuant to this Agreement or the payment of monies for services rendered hereunder.

     6. GENERAL PROVISIONS.

       a. This Agreement shall be construed in accordance with and governed by the laws of the State of Illinois.

       b. Notices served hereunder shall be deemed sufficient if sent by United States first class registered or certified mail, postage prepaid, to the following addresses or at such other addresses as the parties may hereafter in writing designate:

                              Acme Metals Incorporated
                              Office of the Secretary
                              13500 South Perry Avenue
                              Riverdale, Illinois  60627-1182


                              Brian W. H. Marsden
                              41 Surrey Hill Court
                              Palos Heights, Illinois   60463

      c. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; and, this Agreement shall not be modified in any manner except by written agreement signed by both parties.



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     IN WITNESS WHEREOF the parties have cause this Agreement to be duly executed as of the date first specified above.


                                     ACME METALS INCORPORATED

                                     by /s/ S. D. Bennett
                                       -----------------------------
                                       S. D. Bennett
                                       President and Chief Executive Officer



                                       /s/ Brian W. H. Marsden
                                       -----------------------------
                                       Brian W. H. Marsden


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